FORM OF EXECUTION FOR THE CHIEF EXECUTIVE OFFICER

ICC HOLDINGS, INC. 2016 Stock INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

This Restricted Stock Units Agreement (this “Agreement”), dated as of ____________ ____, 20__,  (the “Grant Date”) is between ICC Holdings, Inc., a Pennsylvania corporation (the “Company”), and Arron K. Sutherland (the “Participant”).

BACKGROUND

A.    The Participant is currently an employee of the Company or one of its Subsidiaries.

B.    The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting restricted stock units (the “Restricted Stock Units”) to the Participant.

C.    The grant of the Restricted Stock Units is (i) made pursuant to the ICC Holdings, Inc. Stock Incentive Plan (the “Plan”), (ii) made subject to the terms and conditions of this Agreement, and (iii) not an employment right and is made in the discretion of the Board.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.    Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Restricted Stock Units shall be subject to the Plan. The terms of the Plan are incorporated into this Agreement by reference. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern.  The Participant hereby acknowledges receipt of a copy of the Plan.

2.    Grant of Restricted Stock Units.

(a)    Subject to the provisions of this Agreement the Participant’s valid acceptance of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units specified on the signature page of this Agreement. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit the Restricted Stock Units as the Restricted Stock Units become vested in accordance with Section 3(a) below, each of which shall be deemed to be the equivalent of one share of the Company’s Common Stock (each, a “Share”).

(b)    If and whenever there occurs a forward split of Shares, then a number of additional Restricted Stock Units shall be credited to the Account as of the payment date for such forward split equal to (i) the total number of Restricted Stock Units credited to the Account on the record date for such forward split (other than previously settled or forfeited Restricted Stock Units), multiplied by (ii) the number of additional Shares issued in such split in respect of each outstanding Share. The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

3.    Terms and Conditions.

(a)    Vesting.  Subject to the provisions of this Agrement, the Restricted Stock Units (rounded up to the nearest whole number) will vest in annual installments over a three-year vesting period according to the following vesting schedule:

(i)    Subject to the provisions of this Agrement, the Restricted Stock Units (rounded up to the nearest whole number) will vest in annual installments over a three-year vesting period according to the following vesting schedule:

(A)    1/3 of the the Restricted Stock Units (rounded up to the nearest whole number) will vest upon the 1st anniversary of the Grant Date;

(B)    an additional  1/3 of the the Restricted Stock Units (rounded up to the nearest whole number) will vest upon the 2nd anniversary of the Grant Date; and

(C)    an additional  1/3 of the the Restricted Stock Units (rounded up to the nearest whole number) will vest upon the 3rd anniversary of the Grant Date.

(ii)    Notwithstanding anything in this Agreement to the contrary, any Restricted Stock Units that fail to vest because the employment condition set forth in Section 3(c) is not satisfied shall be forfeited, subject to the special provisions set forth in subsections (ii) through (iv) of this Section 3(a).

(iii)    In the event of a Change in Control or the Participant’s termination of employment due to death or Disability, Restricted Stock Units not previously vested shall immediately become vested, subject to the payment provisions of Section 3(d).

(b)    Restrictions on Transfer. Until the applicable vesting date of Restricted Stock Units, no transfer of the Restricted Stock Units or any of the Participant’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Board determines otherwise, upon any attempt to transfer any Restricted Stock Units or any rights in respect of the Restricted Stock Units before the applicable vesting date of the

Restricted Stock Units, such Restricted Stock Units, and all of the rights related to such Restricted Stock Units, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

(c)    Forfeiture. Except as provided in Section 3(a), upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, the Participant shall forfeit any and all Restricted Stock Units which have not vested as of the date of such termination and such Restricted Stock Units shall revert to the Company without consideration of any kind.

(d)    Settlement.  Upon vesting of any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, as applicable, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”); provided, however, that, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units.  If the Company makes a cash payment in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the vesting period lapsed with respect to each Vested Unit.

4.    Noncompetition;  Nonsolicitation.

(a)    The Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for 24 months following a termination of such employment, the Participant will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, proprietor or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a Competing Business; provided, however, that the provisions of this Section 4 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the 24-month period preceding termination of the Participant’s employment.  This Section 4(a) will not be violated, however, by the Participant’s investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.  For purposes of this Agreement, “Competing Business” means commercial lines property and casualty insurer including, but not limited to, (i) Society Insurance, Badger Mutual Insurance Company, Allied Insurance, Argo Group International Holdings, Ltd., Farmers Insurance Group, Founders Insurance Company, Hanover Insurance Group, Inc., Midwest Family Mutual Insurance Company, Specialty Risk of America, US Insurance Company, or (ii) any start-up entity which has provided liquor liability insurance in one or more of the same markets at any time during the last two (2) years of the Participant’s employment in the insurance industry as carried on by the Company in any state in which the Company is licensed to transact business.

(b)    As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for 24 months following a termination of such employment the Participant shall not, whether on his own behalf or on behalf of any other individual or business entity, induce, advise, request, solicit, employ, or enter into any consulting or contractual arrangement with any person who is, on date of the termination of the Participant’s employment, an employee, associate or former employee of the Company, its affiliates, subsidiaries or successors in interest.

(c)    As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for 24 months following a termination of such employment the Participant shall not, whether on his own behalf or on behalf of any other individual or business entity, induce, advise, request, solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or successors in interest with respect to any matters related to or competitive with the business of the Company.

(d)    The Participant will not enter into a contract or engage in discussions or negotiations with potential investors in preparation to do any of the activities prohibited in subsections 4(a) through (c).

(e)    The Participant specifically agrees that the 18 month period referred to herein shall be extended by the number of days included in any period of time during which the Participant is or was engaged in the above-referenced activities.

(f)    The Participant expressly agrees with every term and condition contained in this Section 4, and that the covenants contained in this Section 4: (i) are reasonable as to time and geographical area; (ii) does not place any unreasonable burden upon the Participant; and (iii) will not harm the general public.  The Participant further acknowledges, understands and agrees that the covenant not to compete contained in this Section 4 is necessary for the Company’s protection because of the nature and scope of the Company’s business and the Participant’s position with and services for the Company.  However, if a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 4 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  Section 4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)    The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available

5.    Confidentiality; Specific Performance.

(a)    The Participant agrees with the Company that the Participant will not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, shareholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential (“Confidential Information”) by the Company or any of its Subsidiaries or affiliates  relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Subsidiaries or affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Subsidiaries or affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Subsidiaries or affiliates and whether or not at any time prior to the Date of Grant (as specified in the signature page of this Agreement) developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Subsidiaries or affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Subsidiaries and affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Subsidiary’s or affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Subsidiaries and affiliates, fully and completely, all rights created or contemplated by this Section 5. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.

(b)    The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or affiliates.

(c)    The Participant acknowledges that the federal Defend Trade Secrets Act (the “DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the Participant acknowledges that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in court, but only if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

(d)    The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

6.    Taxes and Withholding.

(a)    Subject to the provisions of Subsection 7(b), the Company will require, where sufficient funds are not otherwise available, that a Participant pay or reimburse to it any withholding taxes at such time as withholding is required by law.

(b)    With the permission of the Board, a Participant may satisfy the withholding obligation described in Subsection 7(a), in whole or in part, by electing to have the Company withhold shares of Common Stock (otherwise issuable to him or her) having a Fair Market Value equal to the amount required to be withheld.  An election by a Participant to have shares withheld for this purpose shall be subject to such conditions as may then be imposed thereon by any applicable securities law.

7.    Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Units Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

8.    Rights as a Shareholder. The Participant shall not possess the right to vote the shares underlying the Restricted Stock Units unless and until vesting.

9.    Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Sections 4 and 5 shall expressly survive the forfeiture of the Restricted Stock Units and this Agreement.

10.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 225 20th Street, Rock Island, Illinois 61201, Attention: _________________ (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

11.    Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12.    Authority of the Administrator. The Plan Administrator, which is the Board, shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

13.    Representations. The Participant has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

14.    Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any Subsidiary or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.

15.    Entire Agreement; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

16.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

17.    Amendments; Construction. The Plan administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

18.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

19.    Miscellaneous.

(a)    No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Board. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary thereof to terminate the employment of the Participant at any time.

(b)    No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c)    Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Subsidiaries or affiliates.

20.    Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant's “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant's death (the “Delay Period”). Within 10 days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS ACCEPTED BY THE PARTICIPANT NOT LATER THAN 30 DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.

BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

ICC HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Name:	Arron K. Sutherland
Address:

Grant Date:  ____________ ____, 20__

Number of Shares of Restricted Stock Units Subject to

Vesting Schedule in Section 3(a):